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                                                                  Exhibit 4.3(k)


                                SECOND AMENDMENT
                               TO CREDIT AGREEMENT
                          ($5,000,000 SUBORDINATE DEBT)

         This Second Amendment to Credit Agreement ($5,000,000 Subordinate Debt) (the "Amendment") is entered into this 21st. day of January, 2002, by and between FIFTH THIRD BANK, an Ohio banking corporation (the "Bank") and INTERLOTT TECHNOLOGIES, INC., a Delaware corporation (the "Borrower").

         WHEREAS, Bank and Borrower entered into that certain Credit Agreement ($5,000,000 Subordinate Debt) dated as of May 31, 2001, as amended by the First Amendment to Credit Agreement dated October 3, 2001 (as amended, the "Agreement");

         WHEREAS, Bank and Borrower desire to amend the Agreement, pursuant to the terms and conditions set forth herein.

         NOW THEREFORE, intending to be legally bound, the parties hereto agree as follows:

          1.   AMENDMENTS.

          (a) Section 2, Subsection 2.1(b) of the Agreement is hereby amended and restated in its entirety as follows:

         2.1(b). Interest will accrue on the principal amount of the Term Note at the rate of 12% per annum to and including December 31, 2001, and at the rate of 9% per annum thereafter. Interest only payments will be made in immediately available funds at the principal office of the Bank in accordance with the terms of the Term Note. The entire principal amount of the Term Note, plus all accrued and unpaid interest and any other charges, advances or fees required to be paid hereunder, will be due and payable on June 30, 2003.

         (b) Section 2, Subsection 2.3 is hereby amended and restated in its entirety as follows:

         2.3 PREPAYMENT. Borrower may prepay any portion of the Term Loan but only if: (a) Borrower is in full compliance with the Senior Debt Credit Facility, (b) all pre-payments are made in increments of $500,000, (c) all pre-payments are made not earlier than 40 days after the close of each fiscal quarter, and not later than 50 days after the close of each fiscal quarter, commencing on September 30, 2001, and (d) on the date of any prepayment (in whole or in part) of the Term Loan made on or before May 10, 2002, Borrower pays to Bank a prepayment fee equal to the sum of one-half percent (0.5%) of the amount of principal payment made by Borrower upon the Term Loan, and with no premium, penalty, or fee due for any payment made after May 10, 2002.


         2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER. To induce Bank to enter into this Amendment, Borrower represents and warrants as follows:




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          (a)  The representations and warranties of Borrower contained in
               Section 3 of the Agreement are deemed to have been made again on and as of the date of execution of this Amendment, and are true and correct as of the date of execution hereof; provided, however, that the representations and warranties set forth in
               Section 3.3 of the Agreement are hereby amended to incorporate references to litigation involving the Borrower of which the Borrower has advised Bank since the date of the Agreement.

          (b) The person executing this Amendment is a duly elected and acting officer of Borrower and is duly authorized by the Board of Directors of Borrower to execute and deliver this Amendment on behalf of Borrower.

         3. CONDITIONS. Bank's obligations under this Agreement are subject to the following conditions:

          (a) Borrower has executed and delivered to Bank this Second Amendment to Credit Agreement.

          (b) The representations and warranties of Borrower in Section 2 hereof shall be true and correct on the date of execution of this Amendment.

          (c) Borrower has executed and delivered to Bank the Borrower's Certificate attached hereto.

          (d) Borrower has executed and delivered to Bank the Amended and Restated Term Note attached hereto as Exhibit 2.1.

          4.   GENERAL.

          (a) Except as expressly modified hereby, the Agreement remains unaltered and in full force and effect. Borrower acknowledges that Bank has made no oral representations to Borrower with respect to the Agreement and this Amendment thereto and that all prior understandings between the parties are merged into the Agreement as amended by this writing. All Loans outstanding on the date of execution of this Amendment shall be considered for all purposes to be Loans outstanding under the Agreement as amended by this Amendment.

          (b) Capitalized terms used and not otherwise defined herein will have the meanings set forth in the Agreement.

          (c) This Amendment shall be considered an integral part of the Agreement, and all references to the Agreement in the Agreement itself or any document referring thereto shall, on and after the date of execution of this Amendment, be deemed to be references to the Agreement as amended by this Amendment.

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          (d)  This Amendment will be binding upon and inure to the benefits of
               Borrower and Bank and their respective successors and assigns.

          (e) All representations, warranties and covenants made by Borrower herein will survive the execution and delivery of this Amendment.

          (f) This Amendment will, in all respects, be governed and construed in accordance with the laws of the State of Ohio.

          (g) This Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together constitute one and the same instrument.


         IN WITNESS WHEREOF, Borrower and Bank have executed this Amendment by their duly authorized officers as of the date first above written.


                                           INTERLOTT TECHNOLOGIES, INC.



                                           By:_______________________________



                                           Its:______________________________


                                           FIFTH THIRD BANK



                                           By:________________________________



                                           Its:_______________________________

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                                   EXHIBIT 2.1
                                   -----------

                      FIRST AMENDED AND RESTATED TERM NOTE


$5,000,000.00
                                                               Cincinnati, Ohio
                                                                   May 31, 2001
                               First Amendment and Restatement January ___, 2002


         INTERLOTT TECHNOLOGIES, INC., a Delaware corporation (the "Borrower"), for value received, hereby promises to pay to the order of FIFTH THIRD BANK, an Ohio banking corporation (the "Bank"), at its offices located at 38 Fountain Square Plaza, Cincinnati, Ohio 45263, in lawful money of the United States of America, the principal sum of Five Million Dollars ($5,000,000) together with interest as set forth herein. Interest on the outstanding principal balance of this Note will accrue at a rate per annum equal to 12% per annum to and including December 31, 2001, and at the rate of 9% thereafter. Interest will be calculated on the basis of a year of 360 days and charged for the actual number of days elapsed. Interest will be payable in immediately available funds at the principal office of Bank on the first day of each calendar month commencing July 1, 2001. After maturity, whether by acceleration, or otherwise, this Note will bear interest (computed and adjusted in the same manner, and with the same effect, as interest hereon prior to maturity), payable on demand, at a rate per annum equal to the Default Rate, until paid, and whether before or after the entry of judgment hereon.

         Accrued and unpaid interest will only be due and payable monthly commencing on the 1st day of July, 2001 and continuing on the 1st day of each month thereafter during the term hereof.

         The entire principal amount and all accrued and unpaid interest due and of this Note will be due and payable on June 30, 2003.

         This Note is the Term Note referred to in the Credit Agreement ($5,000,000 Subordinate Debt) between Borrower and Bank dated May 31, 2001, as it may be amended from time to time (the "Agreement"), and is entitled to the benefits, and is subject to the terms, of the Agreement. Capitalized terms used but not otherwise defined herein will have the meanings attributed thereto in the Agreement. The principal of this Note is pre-payable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Agreement. Except as otherwise expressly provided in the Agreement, if any payment on this Note becomes due and payable on a day other than one on which Bank is open for business (a "Business Day"), the maturity thereof will be extended to the next Business Day, and interest will be payable at the rate specified during the extension period.

         This Note is subject to all the terms and conditions of a Standby and Subordination Agreement (as defined in the Credit Agreement).


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         After the occurrence and during the continuation of an Event of
Default, all amounts of principal outstanding as of the date of the occurrence of such Event of Default will bear interest at the Default Rate, in Bank's sole discretion. This provision does not constitute a waiver of any Events of Default or an agreement by Bank to permit any late payments whatsoever.

         PREPAYMENT. Borrower may prepay any portion of the Term Loan but only if: (a) Borrower is in full compliance with the Senior Debt Credit Facility, and
(b) all pre-payments are made in increments of $500,000, (c) all pre-payments are made not earlier than 40 days after the close of each fiscal quarter, and not later than 50 days after the close of each fiscal quarter, commencing on September 30, 2001; and (d) on the date of any prepayment (in whole or in part) of the Term Loan made on or before May 10, 2002, Borrower pays to Bank a prepayment fee equal to the sum of one-half percent (0.5%) of the amount of principal payment made by Borrower upon the Term Loan, and with no premium, penalty, or fee due for any payment made after May 10, 2002.

         In no event will the interest rate on this Note exceed the highest rate permissible under any law which a court of competent jurisdiction will, in a final determination, deem applicable hereto. In the event that a court determines that Bank has received interest and other charges under this Note in excess of the highest permissible rate applicable hereto, such excess will be deemed received on account of, and will automatically be applied to reduce the amounts due to Bank from Borrower under this Note, other than interest in the inverse order of maturity, and the provisions hereof will be deemed amended to provide for the highest permissible rate. If there are no such amounts outstanding, Bank will refund to Borrower such excess.

         All payments received by Bank will be applied first to payment of amounts advanced by Bank on behalf of Borrower, which may be due for insurance, taxes and attorneys' fees or other charges to be paid by Borrower pursuant to the Agreement and the Loan Documents (as defined herein), then to accrued interest due on this Note, then to the principal, which will be repaid in the inverse order of maturity.

         Borrower and all endorsers, sureties, guarantors and other persons liable on this Note hereby waive presentment for payment, demand, notice of dishonor, protest, notice of protest and all other demands and notices in connection with the delivery, performance and enforcement of this Note, and one or more extensions and renewals of this Note.

         This Note may not be changed orally, but only by an instrument in writing.

         This Note amends, restates, and replaces the $5,000,000 Term Note dated May 31, 2001 made and delivered by Borrower to Bank.

         This Note is being delivered in, is intended to be performed in, will be construed and enforceable in accordance with, and be governed by the internal laws of, the State of Ohio without regard to principles of conflict of laws. Borrower agrees that the State and federal courts in Hamilton County, Ohio, or any other court in which Bank initiates proceedings, have exclusive jurisdiction over all matters arising out of this Note, and that service of process in any


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such proceeding will be effective if mailed to Borrower at its address described in the Notices section of the Agreement. BORROWER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE.


WITNESSES:                             INTERLOTT TECHNOLOGIES, INC.

                                       By:_____________________________________
______________________________

                                       Its: ___________________________________
_____________________________